Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 10-K of our report, dated March 25, 2009 on our audits of the consolidated balance sheet of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended.

/s/ MSCM LLP MSCM LLP Toronto, Canada March 25, 2009